Exhibit 10.4

PLATING PROCESSING AGREEMENT

This PLATING PROCESSING AGREEMENT (this “Agreement”) is made as of February 28, 2014 (the “Effective Date”), by and between Zetex (Chengdu) Electronic Company Limited (Party A- the licensed subcontractor), with its registered address at No. 66 East Rainbow Road, Chenghua District, Chengdu, Sichuan Province, China and Diodes Technology (Chengdu) Company Limited (Party B- the customer), with its registered address at No. 1 Standard Workshop, No. 8 Kexin Road, Chengdu Hi-Tech Zone (West Park), Chengdu, Sichuan Province, China 611731. Party A and Party B are collectively refer to as “Parties” or individually refer to as “Party” hereinafter.

Recital

WHEREAS, Party A has already obtained the appropriate plating equipment with technology and required quality to meet Party B’s demand and to conduct plating for Party B’s products;

WHEREAS, Party B wishes to contract with Party A to utilize Party A’s licensed capacity and equipment for electric plating processing;

WHEREAS, Party A hereby agree to continue to cooperate with Party B for the electric plating of surface mount device products and other semiconductor products, and both Parties agree to enhance the cooperation, make full use of resources, and improve the efficiency; and

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the receipt and sufficiency of which is hereby mutual acknowledged, both Parties hereby unanimously agree to the following, in which after the Effective Date of this Agreement, this Agreement shall supercede any other previous agreements between both Parties:

1.	Party A (Subcontractor) to Party B’s Obligations and Responsibilities

1.1	Party A shall provide the following as cooperation pre-conditions:

(1)	Party A shall provide the necessary workshop and office (including associated supporting area) within Party A;

(2)	Party A shall provide all the necessary electric plating technology and equipments for the plating process;

(3)	Party A shall provide all necessary labor and material for the plating process;

(4)	Party A shall, provide all the necessary public utilities, including water, electricity supply and relevant facilities, for plating of the products;

(5)	Party A shall provide qualified employees to insure the technical standards provided by Party B are met;

(6)	Party A shall be responsible for the compliance of the technology, labor, waste treatment and environment protection requirements in connection with plating of the Products;

(7)

Party A shall be responsible for the compliance of the processing procedure stipulated by Party B and without Party B’s previous written notice, Party A shall not make any change to such processing procedure during the term of this Agreement;

(8)

In the event that additional equipment for increased production is needed, Party A shall provide necessary premises and employees in response to that addition (and any fees incurred shall be paid by Party B).

(9)

Party A is responsible for all aspects of managing its plant facility and operations, including supervision of employees, managing the equipment operations and performance, facility and equipment maintenance, proper waste treatment, and respective implementation of recommendations resulting from technical audits by Party B or any other audit requiring quality improvements.

1.2	Party B (Customer) to Party A’s Obligations and Responsibilities

(1)	Party B shall be responsible for providing technology specifications to assure quality;

(2)	Party B shall be responsible for quality examination and technical audit of plating processes;

(3)

Party B shall pay the processing fees according to the provisions in the Appendix 1, attached hereto and made a part of this Agreement. However, either Party shall have the right to require in written form for adjustment of the processing fee in the event that significant changes occur in the market situation, processing procedure and raw material costs. After both Parties’ negotiation and agreement upon such adjustment and according to the subsequent written amendment executed by both Parties, the processing fee can be increased or decreased as the case may be.

2. Agreement Term

The duration of this Agreement commences on January 1, 2014 and terminates on December 31, 2014. In the event that either party intends to terminate this Agreement, such Party should notify the other Party in writing two (2) months prior to the termination date of this Agreement; otherwise, this Agreement shall automatically extend for one (1) year each time upon the termination date of this Agreement. If either party intends to give early termination of this Agreement, both Parties should negotiate and then sign an early termination agreement.

3. Payment

For the plating under this Agreement, Party B shall make the payment to Party A. And the calculation of the payment shall be based on the aggregate volume of qualified plated products provided by Party A to determine the unit price in accordance with the way set forth in the Appendix 1.

3.1	The payment shall be made according to the way as set forth below:

Party A shall deliver respectively to Party B within three (3) working days after the end of each calendar month a written report setting forth in reasonable detail, the calculation of the monthly qualified volume of the plated Products for such calendar month, after the confirmation in three (3) working days of Party B, the aggregate monthly qualified volume confirmed shall be used as the basis to determine the unit price for calculation of the payment. The Parties agree that the monthly payment shall be made within thirty (30) days as of date on which Party B receives Party A’s invoice. All payments due hereunder shall be made in United States Dollar (“USD”) for plating processing fee, and shall be made through Telegraphic Transfer (T/T). In the event that any payments that are not paid without reasonable cause on the day such payments are due under this Agreement, Party B shall be responsible for the interest as a result of the late payment fee, calculated, if late for less than three months, in accordance with the current lending rate of the Bank of China during the same period, and if late for more than three months, in accordance with the fixed lending rate of the Bank of China during the same period.

3.2

Both Parties agree that the unit price listed in the Appendix 1, attached hereto and made a part of this Agreement, shall be reviewed and negotiated by both Parties once every year during the term of this Agreement. In the event both Parties cannot reach a new unit price for the subsequent year, the unit price which is in effect in the current year shall still be applicable in the subsequent year.

4. Daily Management and Quality Control

Party A shall be responsible for the overall management of the operations under this Agreement. The quality control of the plating shall follow the rules and standards as set forth by Party B. Party A shall not change the rules and standards of the quality control without Party B’s prior written consent.

5. Party A’s Representation and Warranty

5.1	Party A has lawful and full rights and authority to provide all of the conditions (workshop, plating license, equipments, employees and necessary utilities) under this Agreement.

5.2

The aforementioned rights and authority of Party A to all the agreement conditions are, at present, free and clear of any mortgages, liens, security interests, or other encumbrances that would nullify this Agreement.

5.3	There shall be no order or decision by a judicial or administrative body to seal up or to limit the rights to Party A’s agreement terms and conditions in any way.

5.4	All operational conditions are in accordance with the safety standard set by the government.

5.5

The execution of this Agreement will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Party A is subject or any provision of the articles of association of Party A, or (ii) conflict with, result in a breach of; constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, permit, authorization, approval, consent, instrument, or other arrangement to which Party A is a party or by which it is bound or to which any of its conditions under this Agreement are subject.

5.6

Party A has full right and authority to operate all of its equipments and facilities and processing conditions and to carry on its business as its presently being conducted and has all necessary government approval to carry on its business. There is no order, action, investigation or proceeding pending against Party A that may reasonably be expected to adversely affect such licenses, permits, authorizations, approvals and consents, and Party A has not received notice of any such investigation or pending proceeding.

5.7

Party A has duly complied in all material respects with, and all of its facilities, business assets, property, leaseholds and equipment used in the conduct of its business are in compliance with, the provisions of all applicable environmental laws and all rules and regulations thereunder, as well as all similar local laws, rules and regulations. Party A has all of the required environmental permits and is not in default thereunder and there have been no outstanding citations, notices or orders of noncompliance issued to Party A relating to its business under any such laws, rules or regulations.

5.8

Party A has not received any notice of expropriation of all or any of its operating conditions. And Party A is not aware of any expropriation proceedings pending or threatening against or affecting any of Party A’s conditions and terms of this Agreement.

6. Responsibility of Party A

6.1

Party A shall provide all the workshops, equipments and its accessory facilities in reasonably good condition and with all systems in good working order. In the event that an overhaul to the workshops, equipments and the related accessory facilities by Party A is necessary to keep a proper working condition, Party A shall inform Party B of the overhaul plan in reasonable detail forty-five (45) days prior to the proposed overhaul to allow Party B to make necessary arrangement and to provide Party B necessary assistance if requested.

6.2

Party A shall maintain necessary electric plating capacity for the performance of this Agreement during the term of this Agreement and shall provide copies of relevant government or government agency permits and other related documents to Party B for Party B’s record retention. Unless otherwise agreed by Party B’s previous written consent, Party A shall not use the plating specifications, know-how or other similar technical and/or trade secrets provided by Party B during the term of this Agreement for the purposes that may be beyond the purposes of this Agreement.

6.3	Party A shall be responsible for real estate taxes and insurance associated with the buildings.

6.4

Party A shall be solely responsible to deal with waste materials and other environmental issues at its own sole expense, in accordance with all applicable laws and regulations. However, during the term of this Agreement, should the environmental expenses substantially increase due to the compliance with new People’s Republic of China laws governing waste management and regulations or the special requirement by Party B, both Parties shall negotiate in good faith for adjustment of the unit price of the plated products for the increased expenses subject to Section 3.2.

6.5	Party A shall be responsible for providing repairs and maintenance at its expense for all equipments and facilities under normal usage.

6.6

Party A shall follow the ISO-9000 requirements for Party A’s quality control system. And Party A further agrees that in the event there exists higher technical requirements than the aforesaid ISO-9000, Party A will make all efforts required to follow the higher requirements.

6.7	Party A shall compensate Party B for damages suffered due to unqualified and defective products as a result of the mistakes or mis-operation by Party A’s staff during the process of production.

6.8

Party A hereby promises that if during the term of this Agreement there is any transfer of any kinds in all or partial shares or assets of Party A, this Agreement shall be binding to the assignee and the assignee shall continue to perform this Agreement.

6.9	Party A should provide Party B a copy of the approval documents for the plating environmental report obtained by Party A.

7. Responsibility of Party B

7.1	Party B shall make the payment set forth in Section 3 of this Agreement.

7.2

Party B should promise to provide products that require plating process of not less than 10kk per month; otherwise, Party B should pay RMB 5,000 per month as the minimum maintenance fee for the plating line and plating line employees.

7.3	Regarding processing wastes and all other environmental problems, the fee shall be split between Party A and Party B in proportion with the manufacturing quantity.

8. Termination and Cancellation

8.1	In accordance with Section 2 of this Agreement, Party B shall inform Party A of the intention to terminate this Agreement two (2) months before the expiration of this Agreement.

8.2

In the event that one Party wants to terminate this Agreement during the term for special reasons, the terminating party shall notify the other Party by written notice two (2) months before the proposed termination date. Unless based on both Parties’ mutual written agreement or because of an event of Force Majeure, any sooner termination by any Party shall constitute a breach of this Agreement.

9. Breach of Agreement and Compensation

9.1

Party A agree to indemnify Party B all its losses, including but without limitation, any and all reasonable profits, out-of-pocket costs, legal fees, accounting fees and removal or relocation fees, totaling not exceed two (2) times of the plating fees already received, in relation to, arising from or in connection with the following matters:

(a)	breach of representations or warranties of such Party A as contained in this Agreement; and

(b)	any failure by such Party A to comply with any of its obligations herein.

9.2

Should Party B breach this Agreement during the term of this Agreement, Party B shall compensate Party A’s losses, and the compensation by Party B shall not exceed two (2) times of the plating fees it already received.

9.3	The provisions of Section 9 herein are valid only between both Parties.

9.4

If Party A due to Party A’s shareholders’ unanimous agreement to cease Party A’s business or operation and caused Party A to breach any of its obligations under this Agreement, Party A may avoid bear the burden of compensating for any Party B’s loss.

10. Force Majeure

Neither party shall be liable for any failure of performance of this Agreement caused by Force Majeure. Each Party shall bear the respective economic losses caused by the Force Majeure during this Agreement. Party A, except for a re-construction of the premises, shall repair the damaged part of the premises and facilities to a usable condition, to Party B’s satisfaction within thirty (30) days after the event of Force Majeure (except factory and reset the equipment); otherwise, Party B may suspend the performance of this Agreement or terminate this Agreement.

Both Parties hereby acknowledge and agree that any expropriation by any government authority of the cooperation condition shall not be regarded as a Force Majeure event under this Agreement.

11. Disputes and Arbitration

In the event that any disputes arise concerning the performance of this Agreement, both Parties may settle the disputes through friendly negotiation. Should no settlement be reached within thirty (30) days from the commencing date of such friendly negotiation, the dispute shall be submitted to the branch office of the China Council for the Promotion of International Trade (“Arbitration Association”) in the jurisdiction of

Party B’s offices to be settled by arbitration through such Arbitration Association’s rules. The decision of the Arbitration Association shall be final and be binding on both Parties. Except as otherwise determined by the Arbitration Association, the losing Party shall bear the arbitration fee. Arbitration Association shall appoint no more than three (3) arbitrators, including at least one (1) foreign arbitrator, and the arbitration shall proceed in both Chinese and English languages.

12. Anti-Bribery Laws

12.1.

Party A acknowledges that Party B is a corporation with substantial presence and affiliation in the United States and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 15 U.S.C. §§ 78dd-1, et seq., which prohibits the making of corrupt payments (the “FCPA”). Under the FCPA, it is unlawful to pay or to offer to pay anything of value to foreign government officials, or employees, or political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing in order to obtain or retain business or to secure an improper commercial advantage.

12.2

Party A further acknowledges that it is familiar with the provisions of the FCPA and hereby agrees that Party A shall take or permit no action which will either constitute a violation under, or cause Party B to be in violation of, the provisions of the FCPA.

12.3

Chinese Anti-Bribery Laws. Party A acknowledges and agrees that the Party B operates and interacts with Party A mostly in the People’s Republic of China; and therefore, both parties are subject to the Chinese anti-bribery laws of the Chinese Criminal Code and related regulations under the Chinese government. Under the Chinese anti-bribery laws, it is unlawful to offer valuable property to any state or government personnel in return for securing certain improper benefits for the offering party. Party A further acknowledges that Party A is familiar with the provisions of the Chinese anti-bribery laws of the Chinese Criminal Code and related regulations and hereby agrees that Party A shall not take or permit no action which will either constitute a violation under, or cause Party B to be in violation of, the provisions of the Chinese anti-bribery laws of the Chinese Criminal Code and related regulations.

13. Miscellaneous

13.1

This Agreement comes into effect upon being jointly signed by both Parties. This Agreement shall not be modified, amended, canceled or altered in any way, except by an instrument in writing signed by both Parties.

13.2

In connection with matters that are not set forth in this Agreement, both Parties may reach a supplementary agreement through friendly negotiation, in accordance with the relevant regulations the People’ s Republic of China.

13.3

Severability. Should any term, clause or provision of this Agreement be judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause or provision, and such invalid term, clause or provision shall be deemed to have been deleted from this Agreement.

13.4	Governing Law. This Agreement is governed by, and shall be construed and interpreted in accordance with, the law of the People’s Republic of China.

13.5

Integrity. This Agreement and all of the attachments, amendments, and modifications hereunder constitutes the complete and only contract among both Parties on the subject matter of this Agreement. This Agreement and all of the attachments, amendments, and modifications replace all previous oral or written agreements, contracts, understandings, and communications of both Parties in respect to the subject matter of this Agreement and all of the attachments, amendments, and modifications.

13.6	No Partnership or Agency. No party shall have the right, power or authority to create or assume any obligation or duty, expressly or implied, on behalf of any other parties.

13.7	This Agreement is written in Chinese and in English and has two originals for each language. Each Party shall keep one Chinese version and one English version and both languages are equally authentic.

13.8

Except as required and requested from court orders, laws and regulations of the United States of America, People’s Republic of China and other relevant countries to disclose this Agreement, both Parties shall make the contents of this Agreement completely confidential.

13.9

This Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both Parties. No modification of this Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Party A: Zetex (Chengdu) Electronic	Party B: Diodes Technology (Chengdu)
Company Limited	Company Limited

Signature: /s/ [Authorized Signatory]	Signature: /s/ [Authorized Signatory]

Date:	Date:

APPENDIX 1

Both Parties agreed that the plating process unit price for Party B’s products is as follows:

1. Pricing for Various Types of Plating Process:

Description	USD$/K	RMB/K
SOT-23	0.4416	2.6939
SSOT23 (CD )	0.4510	2.7512
SOD-323	0.3610	2.2021
SOT-323	0.4229	2.5797
SOT-363	0.4226	2.5779
TSOT23-6 SOT-26	0.4623	2.8200
MSOP-8	0.5764	3.5160
TSOT23-5 SOT-25	0.4267	2.6029
SOP-8L	0.8431	5.1427
SOIC8	0.8431	5.1429
SOT-223	1.2482	7.6140

Note:

a.

Above pricing report shall be based on the actual production as the standard. The currency exchange rate shall be 6.1 as the averaged rate. If the currency exchange rate varies by plus or minus two percent (2%), then both Parties shall proceed with negotiation for adjustment accordingly.

b.	Products shipment flow from CAT to ZCEL, it shall be DDP as the shipping business term.

c.	Products shipment flow from ZCEL to CAT, it shall be EXW as the shipping business term.

2.	This Appendix 1’s effective period is from January 1, 2014 to December 31, 2014.

3.

This Appendix 1 comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. No modification of or negotiation to revise this Appendix 1 will be binding on either Party unless in writing and signed by a legal representative or an authorized representative of each Party.

Party A: Zetex (Chengdu) Electronic	Party B: Diodes Technology (Chengdu)
Company Limited	Company Limited

Signature: /s/ [Authorized Signatory]	Signature: /s/ [Authorized Signatory]

Date:	Date: